EXHIBIT 99.1

Investor Contact:
Cindi Buckwalter, (212) 878-1831

Media Contact:
Michael Landau, (212) 878-1840

Minerals Technologies Names Alison A. Deans to Board of Directors

NEW YORK, March 13, 2019 – (GLOBE NEWSWIRE) – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today announced that Alison A. Deans has been elected to its Board of Directors, effective immediately. In connection with Ms. Deans’ appointment, the Board has increased its size from nine to ten directors.

“Alison is a talented and respected business leader, and we are excited to welcome her to our Board,” said Douglas T. Dietrich, Chief Executive Officer. “She brings a powerful combination of financial acumen, banking expertise, investor perspective and leadership skills built over a multi-decade career at leading financial institutions. The addition of Alison further broadens the expertise of our Board."

Ms. Deans is currently an independent consultant focusing on the investment advisory and diversified financial services businesses. From 2014-2015, she was Chief Investment Officer at CRT Capital Global, a diversified financial services business. Previously, Ms. Deans worked at Lehman Brothers/Neuberger Berman for six years where she held several senior roles, including Chief Investment Officer and Head of Equities and Private Asset Management. Under her leadership, Neuberger Berman’s high net worth business grew through organic initiatives, lift-outs, acquisitions and asset inflows. Prior to Lehman Brothers, Ms. Deans served in senior positions at other financial institutions, including as Chief Financial Officer of Commercial Banking at BankOne and Director of Development at Citigroup. Ms. Deans began her career as a securities analyst covering the financial services industry where she was consistently top ranked in both the Institutional Investor and Wall Street Journal polls. She received a BSE in Economics from the Wharton School of the University of Pennsylvania.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.808 billion in 2018. For further information, please visit our website at www.mineralstech.com. (MTI-G)